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                                 INTERNATIONAL
                                   CABLETEL
                                 INCORPORATED


                                                      FOR IMMEDIATE RELEASE



INTERNATIONAL CABLETEL INCORPORATED ACQUIRES REMAINING MINORITY INTEREST IN ENGLISH CABLE ENTERPRISES THE CORPORATION WHICH OWNS THE HERTFORDSHIRE AND BEDFORDSHIRE TELECOMMUNICATIONS AND CABLE FRANCHISES


     (Farnborough, Hampshire; New York, New York; September 3, 1996) International CableTel Incorporated (Nasdaq: ICTL) ("CableTel") announced today that it had acquired the remaining 30% minority interest of English Cable Enterprises, Inc. ("ECE") that CableTel did not own. ECE owns and operates through subsidiaries four telecommunications and cable television franchises in the Northern suburbs of London (Central and East Hertfordshire and South and North Bedfordshire). These franchises comprise approximately 348,600 franchised homes.

     In the transaction, CableTel exchanged 1.415 million shares of its common stock for the remaining stock interest in ECE that was held by ECE's minority partners. Resale of the 1.415 million shares issued in the transaction is generally restricted such that (subject to compliance with the securities laws) 25% of the shares are eligible for sale commencing March 4, 1997, with the remaining shares being eligible for sale commencing September 4, 1998. Following the transaction, CableTel has outstanding approximately 32 million shares of common stock and approximately 21.9 million shares are reserved for issuance upon the exercise of options, warrants and the conversion of convertible securities.

     CableTel also operates telecommunications and cable television franchises in the West of Scotland, South Wales, Northern Ireland, West Surrey and East Hampshire and West Yorkshire. Earlier this year CableTel announced the acquisition of NTL, the UK national telecoms operator who provides network transmission services for the UK's non-BBC television and radio networks and is a supplier of network services to mobile radio operators. CableTel and NTL are in the process of linking CableTel's high-capacity local loop fiber optic network with NTL's broadband national network to create the first national integrated broadband network in the UK.
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        "Safe Harbor" Statement under the Private Securities Litigation Reform
Act of 1995:

Except for the historical information presented, the matters discussed in this release may include forward-looking statements. They represent CableTel's reasonable judgment on the future and are subject to risks and uncertainties that could cause actual results to differ materially. Such factors include, a change in economic conditions in the various geographic areas served by CableTel's operations which would adversely affect the level of demand for its product; greater-than anticipated competitive activity; and the impact of new business opportunities. These and other factors related to the business are described in CableTel's annual report on Form 10-K.

                                     *****

For further information contact: John Gregg, Vice President-Corporate
- -------------------------------
Development or Richard J. Lubasch, Senior Vice-President-General Counsel at
(212)906-8440.